Exhibit 99.2

Q3 FY12 Question & Answer

March 22, 2012

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- ACT II - Andy Capp’s - Blue Bonnet - Chef Boyardee - DAVID	- Libby’s - Lightlife - Marie Callender’s - Orville Redenbacher’s - PAM	- Peter Pan - Reddi-wip - Slim Jim - Wesson

Sales for Parkay and Ro*Tel were in line with last year’s sales for the quarter.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- Banquet - Crunch ’n Munch - Egg Beaters - Healthy Choice - Hebrew National	- Hunt’s - Kid Cuisine - La Choy - Manwich - Rosarita	- Snack Pack - Swiss Miss - Van Camp’s - Wolf

3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods segments?

Consumer Foods organic unit volume decreased 5%.

Commercial Foods volume increased 3%.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $91 million (versus approximately $90 million in Q3 FY11)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $79 million (versus approximately $136 million in Q3 FY11)

6.	What was the net interest expense for the quarter?

Approximately $50 million (versus approximately $52 million in Q3 FY11).

7.	What was corporate expense for the quarter?

Approximately $65 million for the quarter (versus approximately $23 million in Q3 FY11). The current quarter includes $22 million of net hedge benefit, as well as $12 million of net expense due to adjustments for historical legal and insurance matters. Prior-year amounts include $24 million of net hedge benefit and $25 million of benefit from a debtor’s prepayment of a note receivable. Excluding these amounts, corporate expense was $75 million for the current quarter and $72 million in the year-ago period.

8.	How much did the company pay in dividends for the quarter?

Approximately $99 million (versus approximately $100 million in Q3 FY11). The year-over-year decrease reflects fewer shares outstanding, partially offset by a higher dividend rate.

9.	How much did the company pay to repurchase shares of stock during the quarter?

The company repurchased approximately $7 million of its shares of common stock during Q3 FY12; the company has approximately $775 million remaining on its outstanding share repurchase authorizations.

10.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 420 million shares for the quarter

11.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $768/$3,373 = 23%

Operating margin = segment operating profit** divided by net sales

Operating margin = $481/$3,373 = 14%

*	Gross profit = net sales – costs of goods sold ($3,373 – $2,605 = $768)

**	See fiscal third-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $367/$3,373 = 11%.

12.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q3 FY12
Total debt*	$2,899
Less: Cash on hand	$604

Net debt total	$2,295

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt

13.	What is the net debt to total capital ratio at quarter-end?

The net debt to total capital ratio for the quarter was 31%.

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question No. #12 for the components of net debt.

14.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was approximately 28% as reported, lower than planned, largely due to a gain resulting from the acquisition of a majority interest in Agro Tech Foods, Ltd. This gain is not subject to taxes, and it is treated as an item impacting comparability. The company expects the effective tax rate for the full fiscal year 2012 to be approximately 34%, excluding items impacting comparability.

15.	What is the projected tax rate for FY12?

The company continues to expect the continuing operations effective tax rate for the full fiscal year 2012 to be approximately 34%, adjusted for items impacting comparability.

16.	What are the projected capital expenditures for FY12?

Total capital expenditures for FY12 are expected to be approximately $400 million.

17.	What is the expected net interest expense for FY12?

Net interest expense for FY12 is expected to be approximately $200 million.

18.	What are the main income statement changes related to consolidating the results for Agro Tech Foods, Ltd.?

Because we recently became a majority owner in Agro Tech Foods, Ltd., of India (ATFL), we now consolidate the results for ATFL for financial statement reporting purposes and no longer include results for our portion of ATFL earnings in our Equity Method Investment Earnings line. This change was effective as of the third fiscal quarter of fiscal 2012 and does not impact prior periods. ATFL’s operating results are included with the results of our Consumer Foods segment. We remove the portion of ATFL income that belongs to other ATFL shareholders in our calculation of net income attributable to ConAgra Foods, Inc., as shown on our consolidated statement of earnings.

Note on Forward-looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials, including any negative effects caused by inflation; the effectiveness of the company’s product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; the company’s ability to execute its operating and restructuring plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any product recalls; the company’s success in efficiently and effectively integrating the company’s acquisitions; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date made.